Exhibit 10.5

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into as of the 7th day of July, 2005, by and between Sean E. Belanger (“Consultant”) and Zhone Technologies, Inc., a Delaware Corporation (“Zhone”).

W I T N E S S E T H:

WHEREAS, Zhone has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Zhone, Parrot Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Zhone (“Merger Sub”) and Paradyne Networks, Inc., a Delaware corporation (“Paradyne”), dated as of the date hereof, pursuant to which Merger Sub will merge with and into Paradyne and Paradyne will become a wholly owned subsidiary of Zhone (the “Merger”);

WHEREAS, the Consultant holds shares of common stock and options to purchase common stock of Paradyne and as a result of the Merger will become vested in the options and will receive consideration for the purchase of Paradyne from Zhone;

WHEREAS, concurrently with the execution of this Agreement, Consultant and Zhone have entered into a Consulting Agreement dated as of the date hereof (the “Consulting Agreement”), but effective upon the Merger; and

WHEREAS, the execution and delivery of this Agreement are conditions precedent to the Consulting Agreement, as well as the Merger;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

1. Exposure to Proprietary Information.

(a) As used in this Agreement, “Proprietary Information” means all information of a business or technical nature that relates to Zhone, Paradyne and/or their affiliates (the “Companies”) including, without limitation, all information about their businesses, clients, potential clients, marketing plans, advertising, contracts, potential contracts, strategies, forecasts, pricing, methods, practices, techniques, business plans, financial plans, research, development, purchasing, accounting, know-how, technical data, processes, product development, and trade secrets (as defined by the Uniform Trade Secrets Act, as amended), and any information regarding any client or customer of the Companies or any other information that the Companies are required to keep confidential. Notwithstanding the preceding sentence, the term “Proprietary Information” does not include information that is or becomes publicly available through no fault of Consultant.

(b) Consultant acknowledges that the Proprietary Information constitutes a legitimate protectable business interest of the Companies, and covenants and agrees that at all times he will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his duties for the Companies. Consultant’s obligations under this Section with respect to particular Proprietary Information will survive expiration or termination of his services as a Consultant and will terminate only at such time (if any) as the Proprietary Information in question becomes generally known to the public other than through a breach of Consultant’s obligations under this Section.

(c) Consultant acknowledges that all records, documents, and tangible embodiments containing Proprietary Information prepared by Consultant or which came into his possession by virtue of his employment by Paradyne or consulting to the Companies are and will remain the property of the Companies.

(d) The parties acknowledge and agree that this Agreement is not intended to, and does not, alter any of the Companies’ rights or Consultant’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

2. Nonsolicitation of Clients. Consultant acknowledges and agrees that the relationship that the Companies have with their customers constitutes a valuable asset of the Companies. Accordingly, Consultant agrees that during the Consulting Period (as defined in the Consulting Agreement) and for a period of two years thereafter (together with the Consulting Period, the “Restricted Period”) he will not, directly or indirectly, call upon, solicit or otherwise contact any clients, customers or potential clients and customers of Paradyne with whom he had contact during the twelve months ending upon his termination of employment with Paradyne or clients, customers or potential customers of the Companies with whom he had contact during the Consulting Period for the purpose of providing or selling DSLAMS and Broadband Loop Carriers to service providers in the telco space inclusive of incumbent telcos and CLECS, as such terms are commonly used in the Companies’ industry.

3. Noncompetition. Consultant acknowledges and agrees that the Companies have a legitimate protectable interest in their customers and Proprietary Information. Accordingly in order to protect the Companies interests in their customers and their Proprietary Information Consultant agrees that during the Restricted Period, he shall not, in any manner, directly or indirectly, individually or in conjunction with any other individual, corporation, partnership, limited liability company or other entity (“Person”) or by assisting any other Person, engage in or have an equity or profit interest in, render services (of an employee, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) or lend money to, any Person that develops, manufactures or distributes broadband network access products, such as DSLAMS for location in central offices and multi-dwelling units, as such terms are commonly used in the Companies’ industry (the “Business”), provided that Consultant shall not be deemed to be in violation of this Section 3 solely due to (i) his ownership of any beneficial interest in one percent (1%) or less of any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market, or (ii) his providing services to the Companies pursuant to the Consulting Agreement.

4. Nonsolicitation of Employees. During the Restricted Period, Consultant shall not solicit or attempt to solicit (or assist others to solicit) for employment any person who is, or at any time prior to or during the Restricted Period was, an officer, manager, employee, or consultant of any of the Companies. Public advertisements shall not be considered to be soliciting in breach of this Agreement.

5. Compensation for Covenants. As compensation for Consultant’s agreements and covenants set forth in Sections 1-4 of this Agreement, Zhone shall pay Consultant Two Hundred Fifty Five Thousand Dollars ($255,000) for each year of the Restricted Period (the “Covenant Compensation”).

6. Remedy for Breach. Any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and Consultant hereby consents to injunctive or other equitable relief and waives any requirement of a bond or other surety in connection therewith. In addition and not in lieu of any other remedies available, as liquidated damages for any breach of this Agreement, Consultant agrees to repay to Zhone all of the Covenant Compensation paid to him during the period Consultant was in breach of this Agreement and shall forfeit the right to any future Covenant Compensation.

7. Acknowledgments. Consultant acknowledges and agrees that:

(a) The restrictions and covenants contained herein, and the rights and remedies conferred upon Zhone and the Companies, are necessary to protect the goodwill and other value of the Business and the benefits bargained for by Zhone under the Merger Agreement; and

(b) The restrictions placed upon Consultant hereunder are narrowly drawn, are fair and reasonable in time and territory and place no greater restraint upon Consultant than is reasonably necessary to secure the goodwill and other value of the Business, and the benefits bargained for by Zhone under the Merger Agreement.

8. Severability. In the event a determination is made that any provision of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Consultant, the provisions of this Agreement shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Consultant. In this regard, any authority construing this Agreement shall be empowered to sever any prohibited business activity or any time period from the coverage of this Agreement, to impose geographic or other restrictions and to apply the provisions of this Agreement to the remaining business activities and the remaining time period not so severed. The time period during which the prohibitions set forth in this Agreement shall apply shall be tolled and suspended for a period equal to the aggregate time during which Consultant violates such prohibitions in any respect.

9. Governing Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to conflict of law principles that would result in the application of any law other the laws of the State of Florida. This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

10. Arbitration. Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrator pursuant to Section 10 of this Agreement, the arbitrator’s fees and expenses shall be paid equally by the parties.

11. Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and Zhone’s respective successors and assigns. This Agreement is not assignable by Consultant but is freely assignable by Zhone.

12. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument and delivery of the executed counterparts may be effected by a facsimile or other electronic transmission.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first above written.

ZHONE TECHNOLOGIES, INC.

By:	/s/ KIRK MISAKA

Name:	Kirk Misaka

Title:	Chief Financial Officer

CONSULTANT:

/s/ SEAN E. BELANGER
Sean E. Belanger

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